Annual Shareholder Meeting Results
The Funds held their annual meetings of shareholders on April 30, 2015. Common/preferred shareholders voted as indicated below:

PIMCO Corporate & Income Strategy Fund

Election of Craig Dawson Class III to serve until the annual meeting for the 2016-2017 fiscal year Affirmative 33,662,224 Withheld Authority 763,084 Reelection of William B. Ogden, IV Class I to serve until the annual Meeting for the 2017 2018 fiscal year Affirmative 33,535,288
Withheld Authority 890,019
Reelection of Alan Rappaport Class I to serve until the annual Meeting for the 2017 2018 fiscal year Affirmative 33,630,276
Withheld Authority 795,032
Reelection of Hans W. Kertess Class I to serve until the annual Meeting for the 2017 2018 fiscal year Affirmative 5,147 Withheld Authority 221
The other members of the Board of Trustees at the time of the meeting, namely, Ms. Deborah A.DeCotis and Messrs. Bradford K. Gallagher,
James A. Jacobson and John C. Maney continued to serve as Trustees of the Fund.
Preferred Shares Trustee
Interested Trustee